Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Brian Keogh
425.453.9400

ESTERLINE ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS

Company Revises Full-Year 2012 Guidance, Including Charge Against Goodwill

BELLEVUE, Wash., August 6, 2012 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace/defense markets, today announced preliminary results for its third fiscal quarter ended July 27, 2012, and an estimated impairment charge against goodwill for its Racal Acoustics defense business of $52 million, or $1.67 per share.

Before this charge, the company expects to report third fiscal quarter earnings per diluted share (EPS) in the range of $1.10 to $1.13, compared with $1.21 for the prior-year period. Including the non-cash goodwill impairment, third quarter diluted EPS is expected to be in the range of ($.54) to ($.57). The company expects third quarter revenues to range between $480 million and $485 million, or growth of 17% to 18% over the $410 million reported in the prior-year period, driven mainly by the inclusion of revenues from Souriau Connection Technologies, acquired on July 26, 2011.

For the full fiscal year, revenue is anticipated to range between $1.95 billion and $2.00 billion, or growth of 13% to 16% over fiscal 2011. Including the goodwill charge and expected fourth quarter diluted EPS of $1.60 to $1.70, the company expects full-year earnings in the range of $3.20 to $3.33 per share. Before the charge, expected full-year earnings are $4.87 to $5.00 per share, compared with $4.27 a year ago.

Brad Lawrence, Esterline’s Chief Executive Officer said, “…Esterline’s commercial aerospace business remains strong and we expect it to stay that way for some time. Our defense business, however, continues to experience pressure, though much of this is related to timing.”

Lawrence said that discrete issues affecting the company include further reductions in T-6B production rates at Hawker Beechcraft; slowdown in Airbus A380 production; and F-35 inventory rebalancing at Lockheed. He said he expects each of these situations to “…prove to be temporary and we believe that our solid market positions—business by business—optimize our ability to seize the opportunities presented by momentum in commercial aerospace markets and key targeted industrial and defense programs.” Lawrence added, “We’ve been especially successful in gaining important additional positions on new aerospace programs.”

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He noted that the estimated goodwill impairment at Racal Acoustics, the company’s U.K.-based military headset business, is “…fundamentally due to the uncertainty surrounding military budgets, particularly in the U.S., and the resulting impact on current defense sector asset values, which is reflected in this sector’s equity market valuation.”

He said, “Racal Acoustics is a solid business with significant and improving market share. However, the uncertainty surrounding the funding of tactical land-based vehicles—specifically the cancellation of Humvee retrofits and delays in VIS-X—and the slowdown in operational tempo has impacted the operation’s backlog and order rate.”

Lawrence emphasized that every other Esterline reporting unit is profitable and cash-flow positive. He said that although the company is not prepared at this time to give specific guidance for fiscal 2013, “…the way things are lining up, I expect robust growth in the next fiscal year.”

Preliminary Results May be Subject to Change

Esterline cautions that the preliminary results presented in this press release for the third fiscal quarter of 2012 are estimates and subject to review by Esterline’s independent registered accounting firm, which could have a material impact on the company’s actual financial results for the third fiscal quarter of 2012. Esterline expects to provide complete results for the third fiscal quarter of 2012 as well as additional information in its upcoming quarterly earnings call on August 30, 2012.

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Conference Call Information

The company will hold a conference call to discuss this announcement today, August 6, at 5:30 pm EDT. The call can be accessed by dialing 866-788-0539 from within the United States or 857-350-1677 outside of the U.S. and using this participant passcode: 36938082. A set of supplementary slides are available on the company’s website at www.esterline.com for reference during the call. A replay of the call will be available for one week by dialing 888-286-8010 or 617-801-6888 and using this passcode: 46047811.

Jefferies Conference

The company also noted that tomorrow, August 7, it will attend the Jefferies & Co. Global Industrial and Aerospace & Defense Conference in New York City. An Esterline presentation will be available via webcast at www.esterline.com after 9:30 a.m. EDT on Wednesday, August 8.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.